Exhibit 99.1

Exela Technologies, Inc. Reports Preliminary Second Quarter 2021 Results

Revenue of $293.0 million, net loss of $19.4 million, and Adjusted EBITDA of $50.9 million

Reiterates 2021 financial guidance

$158 million liquidity ahead of plan

Achieves over $140 million reduction in net debt year-to-date

SMB business showing robust growth globally

Conference call scheduled for August 10, 2021 at 11:00 AM ET

Second Quarter 2021 Highlights:

•	Revenue of $293.0 million, a decline of 2.3% from Q1 2021

•	Healthcare Solutions revenue increased ~10% and Legal and Loss Prevention Services revenue grew ~14% from Q1 2021

•	Gross profit (1) margin of 28.6%, an increase of ~720 basis points from Q2 2020 and ~620 basis points from Q1 2021

•	Operating income of $25.4 million, compared with operating loss of $5.1 million in Q2 2020

•	Net loss of $19.4 million, compared with net loss of $48.7 million in Q2 2020

•	Gross Profit of $83.9 million, an increase of 27% from $65.9 million in Q2 2020

•	EBITDA (2) of $44.9 million, an increase of 133% from $19.3 million in Q2 2020

•	Adjusted EBITDA (3) of $50.9 million, an increase of 18.0% from $43.1 million in Q2 2020

•	Small-and-Medium-Sized Business “SMB” business continues robust growth globally with DMR and DrySign solutions

•	Positive operating leverage driven by from Work-from-Anywhere adoption and automation

•	Strong financial flexibility with $158 million liquidity position enabled by the $224 million(4) in gross proceeds from recent equity offerings yielding over $140 million reduction in net debt(5) year-to-date through August 6, 2021

Irving, TX– August 10, 2021 – Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a global business process automation (“BPA”) leader, announced today its financial results for the second quarter ended June 30, 2021.

“We generated strong margin expansion in the second quarter, which reflects our ongoing commitment to focus on our core businesses and drive operational improvement. We are pleased with the rapid growth of our digital solutions for the SMB market where we see significant opportunity for continued expansion. Finally, we are also pleased to report a $158 million liquidity exceeding our liquidity targets announced in November 2019 while reducing our outstanding debt. Based on our second quarter results and the increased stability in our business, we reiterate our prior 2021 guidance” said Ronald Cogburn, Chief Executive Officer of Exela.

Second Quarter 2021 Financial Highlights

•	Revenue: Revenue for Q2 2021 was $293.0 million, a decline of 4.8% compared to $307.7 million in Q2 2020. Revenue for the Information and Transaction Processing Solutions segment was $217.3 million, a decline of 10.6% year-over-year, primarily due to lower volumes as a result of COVID-19 and transition revenue (6) roll off. Exela believes it is well positioned to see volumes return in the ITPS segment once COVID-19 impacts subside. Healthcare Solutions revenue was $56.2 million, an increase of 14.3% year-over-year, primarily due to increased volumes driven by new statements of work, new customers and backlog from existing customers. Legal and Loss Prevention Services revenue was $19.5 million, an increase of 25.9% year-over-year.

•	Operating income / (loss): Operating income for Q2 2021 was $25.4 million, compared with operating loss of $5.1 million in Q2 2020. The year-over-year improvement in operating income was primarily attributable to higher gross profit, lower SG&A costs, and lower depreciation and amortization expenses.

•	Net Loss: Net loss for Q2 2021 was $19.4 million, compared with a net loss of $48.7 million in Q2 2020, primarily due to increased operating income and lower interest expense.

•	Adjusted EBITDA: Adjusted EBITDA for Q2 2021 was $50.9 million, an increase of 18.0% compared to $43.1 million in Q2 2020. Adjusted EBITDA margin for Q2 2021 was 17.4%, an increase of 336 basis points from 14.0% in Q2 2020 and 189 basis points from 15.5% in Q1 2021.

•	Common Stock: As of June 30, 2021, there were 70,409,282 total shares of common stock outstanding and an additional 1,245,758 shares of common stock reserved for issuance for our outstanding preferred shares on an as-converted basis.

Second Quarter 2021 Business Highlights

Contract and product updates:

•	Completed the commercial launch of DrySign in India on June 1, 2021, allowing businesses to sign documents from any internet connected device

•	Launched Digital Mail Room (“DMR”) on June 30, 2021 in the United Kingdom and launched in France and Germany in August 2020, facilitating continued global expansion

•	Q2 2021 DrySign user growth of 144% and DMR customer growth of 99% from Q1 2021

•	Expanded PCH Global Deployment for one of the world’s largest specialty care services insurance companies, paving the way to connecting claims and correspondence from over 27,000 unique hospital systems and providers across the country

Operating leverage improvement continues:

•	Completed four real estate facility closures in the second quarter, underscoring continued adoption of Exela’s Work-From-Anywhere model

•	Automation led efficiencies reduced employee count to approximately 18,000 as of June 30, 2021 from 18,400 as of March 31, 2021

Capital Expenditures: Capital expenditures for the second quarter of 2021 were 0.7% of revenue compared to 1.1% of revenue in the second quarter of 2020.

Balance Sheet and Liquidity(7): As of June 30, 2021, Exela’s liquidity was $67.9 million. Exela’s net debt at June 30, 2021 was $1,477.2 billion (as determined in accordance with the Company's credit agreement). As of August 6, 2021 the Company’s liquidity was approximately $158 million including $136 million of cash and cash equivalents.

Expanding financial flexibility: Raised a total of $223.9 million in gross proceeds year to date through August 6, 2021 under three equity offerings. (4)

•	As of August 6, 2021, and after giving effect to the shares sold in the equity offerings, there were 144,041,323 shares of common stock outstanding.

•	In accordance with Exela’s plan to use proceeds from its equity offerings to strategically reduce its debt and associated interest expense obligations as well as explore ways to invest in its growth, Exela repurchased an aggregate of $59.1 million of its term loans and senior secured notes for an aggregate purchase price of $35.1 million since June 30, 2021.

Exela plans to continue working on expanding its financial flexibility with the objective to improve consolidated cash flows from all activities.

2021 Guidance

•	Revenue range $1.25 billion to $1.39 billion

•	Gross profit margin of 23% to 25%

•	Adjusted EBITDA margin 16% to 17%

•	Capital expenditures in the range of 1% of revenue

Note: Guidance is based on constant-currency.

Preliminary Results; Notes

The financial results discussed herein are presented on a preliminary basis; final data will be included in Exela’s Quarterly Report on Form 10-Q for the period ended June 30, 2021.

Below are the notes referenced above:

(1) – Gross Profit is defined as Revenue less cost of revenue excluding depreciation and amortization.

(2) – EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) – Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release. A reconciliation of Adjusted EBITDA (2021 Guidance) is not available on forward-looking basis without unreasonable efforts due to the impact and timing on future operating results arising from items excludes from the measures.

(4) – The $224 million gross equity proceeds include $197 million of equity proceeds raised through the at-the-market sale of equity securities in the YTD period. The equity proceeds also include $26.8 million from the private placement offering completed earlier this year in March 2021. Please refer to the equity capital raise related press release dated March 15, 2021 and Form 8-K dated March 19, 2021 for more details.

(5) – Net debt is calculated as the difference between the total debt outstanding (including $1.0 billion of senior secured notes, $355.1 million of term loans under the credit agreement dated July 12, 2017, $83.5 million of revolving credit facility, $21.8 million of capital leases and $32.0 million of other debt) and the sum of $59.1 million debt repurchased (but not retired following the quarter end) and $136.0 million of consolidated cash balances as of August 6, 2021.

(6) – Transition revenue includes the exit of contracts and statements of work from certain customers that the Company believes are unpredictable, non-recurring, and were not a strategic fit to its long-term success or unlikely to achieve long-term target margins.

(7) – Liquidity as defined per the third amendment of the credit agreement effective May 15, 2020.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its second quarter 2021 financial results at 11:00 a.m. ET on August 10, 2021. To access this call, dial 833-255-2831 or +1-412-902-6724 (international). A replay of this conference call will be available through August 17, 2021 at 877-344-7529 or +1-412-317-0088 (international). The replay passcode is 10159119.

Exela invites all investors to ask questions that they would like addressed on the conference call. We ask individual investors to submit questions via email to IR@exelatech.com.

A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of experience operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 18,400 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

To automatically receive Exela financial news by e-mail, please visit the Exela Investor Relations website, http://investors.exelatech.com/, and subscribe to E-mail Alerts.

For more Exela news, commentary, and industry perspectives, visit:

Website: https://investors.exelatech.com/

Twitter: @ExelaTech

LinkedIn: /exela-technologies

Facebook: @exelatechnologies

Instagram: @exelatechnologies

The information posted on the Company's website and/or via its social media accounts may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company's website and its social media accounts in addition to the Company's press releases, SEC filings and public conference calls and webcasts.

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Novitex Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Novitex Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Novitex Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in the Annual Report. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Rounding : Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect absolute figures.

Investor and/or Media Contacts:

Vincent Kondaveeti

E: vincent.kondaveeti@exelatech.com

T: 929-620-1849

Mary Beth Benjamin

E: IR@exelatech.com

T: 646-277-1216

Source: Exela Technologies, Inc.

Exela Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2021 and December 31, 2020

(in thousands of United States dollars except share and per share amounts)

(UNAUDITED)

	June 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets
Current assets
Cash and cash equivalents	$45,866	$68,221
Restricted cash	1,998	2,088
Accounts receivable, net of allowance for doubtful accounts of $5,885 and $5,647, respectively	201,929	206,868
Related party receivables and prepaid expenses	712	711
Inventories, net	15,130	14,314
Prepaid expenses and other current assets	25,822	31,091
Total current assets	291,457	323,293
Property, plant and equipment, net of accumulated depreciation of $185,684 and $193,760, respectively	76,520	87,851
Operating lease right-of-use assets, net	63,529	68,861
Goodwill	358,561	359,781
Intangible assets, net	268,525	292,664
Deferred income tax assets	6,643	6,606
Other noncurrent assets	25,420	18,723
Total assets	$1,090,655	$1,157,779

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payable	$65,801	$76,027
Related party payables	489	97
Income tax payable	1,654	2,466
Accrued liabilities	111,713	126,399
Accrued compensation and benefits	63,417	63,467
Accrued interest	48,952	48,769
Customer deposits	15,269	21,277
Deferred revenue	20,935	16,377
Obligation for claim payment	25,562	29,328
Current portion of finance lease liabilities	9,960	12,231
Current portion of operating lease liabilities	17,096	18,349
Current portion of long-term debts	34,778	39,952
Total current liabilities	415,626	454,739
Long-term debt, net of current maturities	1,497,063	1,498,004
Finance lease liabilities, net of current portion	11,884	13,287
Pension liabilities, net	34,885	35,515
Deferred income tax liabilities	10,331	9,569
Long-term income tax liabilities	2,283	2,759
Operating lease liabilities, net of current portion	49,391	56,814
Other long-term liabilities	12,458	13,624
Total liabilities	2,033,921	2,084,311
Commitments and Contingencies (Note 8)

Stockholders' equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 72,860,988 shares issued and 70,409,282 shares outstanding at June 30, 2021 and 51,693,931 shares issued and 49,242,225 shares outstanding at December 31, 2020	17	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 2,778,111 shares issued and outstanding at June 30, 2021 and 3,290,050 shares issued and outstanding at December 31, 2020	1	1
Additional paid in capital	489,176	446,739
Less: Common Stock held in treasury, at cost; 2,451,706 shares at June 30, 2021 and December 31, 2020	(10,949)	(10,949)
Equity-based compensation	53,163	52,183
Accumulated deficit	(1,448,605)	(1,390,038)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(8,763)	(7,419)
Unrealized pension actuarial losses, net of tax	(17,306)	(17,064)
Total accumulated other comprehensive loss	(26,069)	(24,483)
Total stockholders' deficit	(943,266)	(926,532)
Total liabilities and stockholders' deficit	$1,090,655	$1,157,779

Exela Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2021 and 2020

(in thousands of United States dollars except share and per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$293,009	$307,722	$593,064	$673,173
Cost of revenue (exclusive of depreciation and amortization)	209,080	241,788	441,666	534,326
Selling, general and administrative expenses (exclusive of depreciation and amortization)	36,390	47,014	78,275	97,387
Depreciation and amortization	19,420	22,847	39,020	46,032
Related party expense	2,748	1,146	4,455	2,698
Operating profit (loss)	25,371	(5,073)	29,648	(7,270)
Other expense (income), net:
Interest expense, net	42,867	44,440	85,999	86,028
Sundry expense (income), net	(787)	(899)	(573)	183
Other expense (income), net	651	(584)	803	(35,241)
Net loss before income taxes	(17,360)	(48,030)	(56,581)	(58,240)
Income tax benefit (expense)	(2,007)	(661)	(1,989)	(3,120)
Net loss	$(19,367)	$(48,691)	$(58,570)	$(61,360)
Cumulative dividends for Series A Preferred Stock	(798)	(858)	98	582
Net loss attributable to common stockholders	$(20,165)	$(49,549)	$(58,472)	$(60,778)
Loss per share:
Basic and diluted	$(0.33)	$(1.01)	$(1.04)	$(1.24)

Exela Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2021 and 2020

(in thousands of United States dollars unless otherwise stated)

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(58,570)	$(61,360)
Adjustments to reconcile net loss
Depreciation and amortization	39,020	46,032
Original issue discount and debt issuance cost amortization	7,829	6,857
Provision for doubtful accounts	1,781	(110)
Deferred income tax provision	(41)	(338)
Share-based compensation expense	980	1,782
Unrealized foreign currency losses	(485)	(980)
Gain on sale of assets	(238)	(34,791)
Fair value adjustment for interest rate swap	(125)	440
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	2,004	38,260
Prepaid expenses and other assets	(3,447)	(9,157)
Accounts payable and accrued liabilities	(34,785)	(8,812)
Related party payables	391	(642)
Additions to outsource contract costs	(304)	(297)
Net cash used in operating activities	(45,990)	(23,116)

Cash flows from investing activities
Purchase of property, plant and equipment	(3,498)	(5,766)
Additions to internally developed software	(820)	(2,216)
Cash paid for acquisition, net of cash received	—	(3,500)
Proceeds from sale of assets	4,252	38,222
Net cash provided by (used in) investing activities	(66)	26,740

Cash flows from financing activities
Proceeds from issuance of Common Stock from private placement	25,065	—
Proceeds from issuance of Common Stock from at the market offerings	18,118	—
Cash paid for equity issuance costs from at the market offerings	(745)	—
Borrowings under factoring arrangement and Securitization Facilities	66,098	149,951
Principal repayment on borrowings under factoring arrangement and Securitization Facilities	(68,800)	(66,114)
Lease terminations	(119)	(331)
Cash paid for debt issuance costs	—	(12,708)
Principal payments on finance lease obligations	(5,600)	(6,353)
Borrowings from senior secured revolving facility	3,000	29,750
Repayments on senior secured revolving facility	(55)	(14,200)
Borrowings from other loans	4,776	23,248
Principal repayments on senior secured term loans and other loans	(18,076)	(29,040)
Net cash provided by financing activities	23,662	74,203
Effect of exchange rates on cash	(51)	1
Net decrease in cash and cash equivalents	(22,445)	77,828
Cash, restricted cash, and cash equivalents
Beginning of period	70,309	14,099
End of period	$47,864	$91,927

Supplemental cash flow data:
Income tax payments, net of refunds received	$1,994	$1,339
Interest paid	75,136	76,781
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	2,159	772
Leasehold improvements funded by lessor	125	—
Settlement gain on related party payable to Ex-Sigma 2	—	1,287
Accrued capital expenditures	1,505	1,088

Exela Technologies

Schedule 1: Second Quarter 2021 vs. Second Quarter 2020 and First Half 2021 vs. First Half 2020 Financial Performance

(UNAUDITED)

$ in millions	Q2’21	Q2’20	H1’21	H1’20
Information and Transaction Processing Solutions	217.3	243.0	449.2	527.1
Healthcare Solutions	56.2	49.2	107.3	113.2
Legal and Loss Prevention Services	19.5	15.5	36.6	32.8
Total Revenue	293.0	307.7	593.1	673.2
% change	-5%	-21%	-12%
Cost of revenue (exclusive of depreciation and amortization)	209.1	241.8	441.7	534.3
Gross profit	83.9	65.9	151.4	138.8
as a % of revenue	29%	21%	26%	21%
SG&A	36.4	47.0	78.3	97.4
Depreciation and amortization	19.4	22.8	39.0	46.0
Related party expense	2.7	1.1	4.5	2.7
Operating (loss) income	25.4	(5.1)	29.6	(7.3)
as a % of revenue	9%	-2%	5%	-1%
Interest expense, net	42.9	44.4	86.0	86.0
Sundry expense (income) & Other income, net	(0.1)	(1.5)	0.2	(35.1)
Net loss before income taxes	(17.4)	(48.0)	(56.6)	(58.2)
Income tax expense (benefit)	2.0	0.7	2.0	3.1
Net income (loss)	(19.4)	(48.7)	(58.6)	(61.4)
as a % of revenue	-7%	-16%	-10%	-9%
Depreciation and amortization	19.4	22.8	39.0	46.0
Interest expense, net	42.9	44.4	86.0	86.0
Income tax expense (benefit)	2.0	0.7	2.0	3.1
EBITDA	44.9	19.3	68.4	73.8
as a % of revenue	15%	6%	12%	11%
EBITDA Adjustments
1 Gain / loss on derivative instruments	-	(0.4)	(0.1)	0.4
2 Non-Cash and Other Charges	(0.3)	7.8	12.8	(20.8)
3 Transaction and integration costs	1.4	4.8	6.0	9.2
Sub-Total (Adj. EBITDA before O&R)	46.0	31.4	87.1	62.7
4 Optimization and restructuring expenses	4.9	11.7	10.3	24.9
Adjusted EBITDA	50.9	43.1	97.4	87.5
as a % of revenue	17%	14%	16%	13%

10

Exela Technologies

Schedule 2: Reconciliation of Adjusted EBITDA and constant currency revenues

Non-GAAP constant currency revenue reconciliation

	Three months ended			Six months ended
($ in millions)	30-Jun-21	30-Jun-20	31-Mar-21	30-Jun-21	30-Jun-20
Revenues, as reported (GAAP)	$293.0	$307.7	$300.1	$593.1	$673.2
Foreign currency exchange impact (1)	(5.5)		(5.1)	(10.6)
Revenues, at constant currency (Non-GAAP)	$287.5	$307.7	$294.9	$582.5	$673.2

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and six months ended June 30, 2020, to the revenues during the corresponding period in 2021.

Reconciliation of Adjusted EBITDA

	Three months ended			Six months ended
($ in millions)	30-Jun-21	30-Jun-20	31-Mar-21	30-Jun-21	30-Jun-20
Net loss (GAAP)	$(19.4)	$(48.7)	$(39.2)	$(58.6)	$(61.4)
Interest expense	42.9	44.4	43.1	86.0	86.0
Taxes	2.0	0.7	(0.0)	2.0	3.1
Depreciation and amortization	19.4	22.8	19.6	39.0	46.0
EBITDA (Non-GAAP)	$44.9	$19.3	$23.5	$68.4	$73.8
Transaction and integration costs	1.4	4.8	4.6	6.0	9.2
Gain / loss on derivative instruments	-	(0.4)	(0.1)	(0.1)	0.4
Other Charges	(0.3)	7.8	13.1	12.8	(20.8)
Sub-Total (Adj. EBITDA before O&R)	$46.0	$31.4	$41.1	$87.1	$62.7
Optimization and restructuring expenses	4.9	11.7	5.4	10.3	24.9
Adjusted EBITDA (Non-GAAP)	$50.9	$43.1	$46.5	$97.4	$87.5

Schedule 3: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through

	Three months ended			Six months ended
($ in millions)	30-Jun-21	30-Jun-20	31-Mar-21	30-Jun-21	30-Jun-20
Revenues, as reported (GAAP)	$293.0	$307.7	$300.1	$593.1	$673.2
(-) Postage & postage handling	52.8	55.2	59.3	112.2	125.0
Revenue - Net of pass through (Non-GAAP)	$240.2	$252.5	$240.7	$480.9	$548.2
Revenue growth %	(4.9)%			(12.3)%

Adjusted EBITDA (Non-GAAP)	$50.9	$43.1	$46.5	$97.4	$87.5

Adjusted EBITDA margin	21.2%	17.1%	19.3%	20.2%	16.0%

11